Exhibit 99.1

Vistance Networks Increases Share Repurchase Program by $150 Million

Richardson, TX, August 26, 2026 – Vistance Networks (NASDAQ: VISN) (“Vistance” or the “Company”), a global provider of intelligent network solutions, today announced that as part of ongoing efforts to maximize shareholder value, its Board of Directors has authorized an additional $150 million for its share repurchase program.

“This expanded authorization reflects our disciplined approach to capital allocation,” said Chuck Treadway, President and Chief Executive Officer of Vistance Networks. “We will continue to evaluate share repurchases against other strategic uses of capital and act when we believe repurchases offer compelling risk-adjusted returns for shareholders.”

Pursuant to the authorization, repurchases may be made from time to time in the open market, through privately negotiated transactions, block trades, or otherwise in accordance with applicable federal securities laws, including through trading plans adopted in accordance with Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The timing and amount of any repurchases will depend on a variety of factors, including the market price of the Company’s common stock, general market and economic conditions, applicable legal requirements, and alternative uses for cash. The share repurchase program does not obligate the Company to acquire any particular amount of common stock and may be suspended, modified, or discontinued at any time without prior notice.

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Vistance Networks, Aurora Networks, and their logos are trademarks of Vistance Networks, Inc. and/or its affiliates in the U.S. and other countries. For additional trademark information see https://www.vistancenetworks.com. All other product names, trademarks and registered trademarks are property of their respective owners.

About Vistance Networks:

Vistance Networks (NASDAQ: VISN) shapes the future of communications technology, pushing past what is possible. We deliver solutions that bring reliability and performance to a world always in motion. Our global team of innovators and employees are trusted advisors who listen to customers first, then deliver value. Discover more at www.vistancenetworks.com.

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Financial Contact:

Jenny Thompson

Jenny.Thompson@vistancenetworks.com

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

Source: Vistance Networks